Exhibit 10.1
SEPARATION AGREEMENT AND RELEASE
     AGREEMENT made as of the 22nd day of July 2010, by Neil G. Cracknell (“Executive”) and Sensient Technologies Corporation (the “Company”).
     WHEREAS Executive’s employment as President and Chief Operating Officer of the Company will terminate on July 22, 2010 (the “Separation Date”); and
     WHEREAS Executive and the Company desire to resolve all aspects of the employment relationship between them and to provide in writing for the payment of certain compensation and benefits to Executive.
     NOW, THEREFORE, IN CONSIDERATION OF the mutual promises hereinafter set forth, the sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Effective Date. This Agreement will become effective only upon expiration of the revocation period described in Section 18 hereof (the “Effective Date”).
     2. Compensation and Benefits. Subject to Executive’s compliance with the terms and conditions hereof, the Company will provide the following compensation and benefits to Executive:
2.1 Compensation. For the 12 month period beginning on July 23, 2010 (the “Compensation Period”), the Company will make payments to Executive at the Semi-monthly rate of Seventeen Thousand Six Hundred Twenty Five dollars ($17,625.00). Payments will be made in accordance with the Company’s standard payroll practices.
2.2 Management Incentive Plan. Executive will be eligible to participate in the fiscal 2010 Management Incentive Plan, if any. The Management Incentive Plan amount to be paid hereunder shall be calculated in accordance with the Company’s normal practices, and shall be paid to Executive in February 2011. Executive shall not be eligible to participate in the Management Incentive Plan for any period following the Separation Date.
2.3 Benefits. During the Compensation Period, Executive and his eligible dependents may elect to receive medical, dental and vision coverage at the employee rate, with the balance of the eighteen-month period after the Separation Date at the non-employee rate, in accordance with the provisions of the

Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Except as otherwise expressly provided in this Agreement or required by applicable law or regulation, Executive’s participation in all Company sponsored or maintained benefit programs, including without limitation expatriate housing and tuition allowance and any eligibility for or participation in, the Company’s relocation program, terminated on the Separation Date.
2.4 UK Pension Scheme. Executive will not be eligible to participate in the Company’s contributions to the UK Pension Scheme after the Separation Date.
2.5 Change of Control Agreement. The Change of Control and Severance Agreement between the Company and Executive will be deemed terminated as of the Separation Date.
2.6 Automobile. The Company will transfer to Executive clear title to the automobile previously leased by the Company and provided to him for his use, if so requested by Executive and upon payment by Executive to the Company of an amount equal to the automobile’s fair market value as determined by the Company. If Executive does not wish to purchase the automobile, he will return it to the Company on or before July 30, 2010.
2.7 Stock Options and Restricted Stock. Executive will retain his vested stock options and be eligible to exercise such options in accordance with the provisions of the applicable stock option plan. Nothing in this Agreement will be construed to entitle Executive to any further vesting or grants of stock options or restricted stock after the Separation Date.
2.8 SERP. Executive will not be eligible to participate in, or receive any benefits under, the Company’s Supplemental Executive Retirement Plan after the Separation Date.
2.9 Vacation. On the Effective Date, the Company will pay Executive for all unused and accrued vacation pay. Executive will not be eligible for any vacation benefit after the Separation Date.
2.10 Outplacement. Executive will also be eligible to receive nine (9) months of Executive Career Assistance through a mutually agreed upon service provider.

3.	Deductions. The Company will deduct from payments made under this Agreement any federal, state or local withholdings or other taxes or charges which the Company is from time to time required to deduct under applicable law, and all amounts payable to Executive under this Agreement are stated herein before any such deduction(s).

4.	Releases.
4.1 Release by Executive. In consideration of the Company’s agreement to provide Executive the compensation and benefits described in subsections 2.1 through 2.10 above and the release set forth in subsection 4.2 below, Executive, an adult individual, for himself, his heirs, personal representatives, successors and assigns, does hereby remise, release and forever discharge the Company and all of its past, present and future officers, directors, agents, employees, shareholders, partners, employee benefit plans, insurers, attorneys, divisions, parent corporations, subsidiary corporations, affiliated corporations, successors, assigns and all persons acting by, through, under or in concert with any of them (such entities and individuals are referred to hereinafter collectively as the “Released Parties”) of and from any and all manner of action or actions, cause or causes of action, suits, debts, covenants, contracts, agreements, judgments, executions, claims, demands and expenses (including attorneys’ fees and costs) whatsoever in law or equity, whether known or unknown, which he has had, now has or may have against the Released Parties, or any of them, for or by reason of any transaction, matter, event, cause or thing whatsoever occurring prior to or on the date of this Agreement, whether based on tort, express or implied contract, or any federal, state or local law, statute or regulation, specifically including but not limited to (i) any and all claims arising out of or related to any employment, change in control or other agreement (whether oral or written) between Executive and the Company; and (ii) any and all claims arising out of or related to Executive’s employment with the Company, including but not limited to claims under the Wisconsin Family and Medical Leave Act, the Federal Family and Medical Leave Act, the Wisconsin Fair Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans With Disabilities Act, the Civil Rights Act of

1991, and the Employee Retirement Income Security Act, as amended. Nothing in the waiver or release set forth in this subsection will be construed to constitute any waiver or release by Executive of any rights or claims under this Agreement.
4.2 Release by the Company. Subject to the limitations stated herein, the Company does hereby remise, release and forever discharge Executive of and from any and all manner of action or actions, cause or causes of action, suits, debts, covenants, contracts, agreements, judgments, executions, claims, demands and expenses (including attorneys’ fees and costs) whatsoever in law or equity, whether known or unknown, which it has had, now has or may have against him, for or by reason of any transaction, matter, event, cause or thing whatsoever occurring prior to or on the date of this Agreement, whether based on tort, express or implied contract, or any federal, state or local law, statute or regulation; provided, however, that this subsection 4.2 will not constitute a release of Executive by the Company for any liability (as defined in Wis. Stat. § 180.0850 (4)) incurred because Executive breached or failed to perform a duty he owed to the Company and the breach or failure constitutes any of the circumstances described in Wis. Stat. § 180.0851 (2)(a). Nothing in the waiver or release set forth in this subsection will be construed to constitute any waiver or release by the Company of any rights or claims under this Agreement.
     5. Entire Agreement. This Agreement supersedes all other agreements or understandings (whether oral or written) between Executive and the Company and constitutes the entire agreement of the parties. Executive acknowledges and agrees that the compensation and benefits stated above constitute the sole liability of the Company to him and that he will have no right to receive any other compensation or benefits of any kind except as expressly set forth in this Agreement.
     6. Agreement Not to Sue. Executive agrees not to initiate or cause to be initiated any federal, state or local lawsuit or to commence any federal, state or local administrative action, investigation or proceeding of any kind against the Released Parties, or any of them, based on any transaction, matter, cause or thing occurring prior to or on the date of this Agreement.

     7. Prohibited Activities. To induce the Company to enter into this Agreement and to protect the Company from unfair competition, Executive (a) represents and warrants that he did not engage in any Prohibited Activities prior to the Effective Date, and (b) covenants that he will not engage in any Prohibited Activities in the future. If Executive engages in Prohibited Activities at any time, then notwithstanding any other terms of this Agreement, the Company’s duty to provide the compensation and benefits identified in Section 2 above will automatically terminate and Executive agrees that he will repay to the Company as liquidated damages an amount equal to all of the compensation provided to Executive by the Company pursuant to Sections 2.1 and 2.2 between the date of this Agreement and date of such violation, the parties agreeing that such measure of liquidated damages is reasonable and appropriate and the amount of the damages the Company would experience as a result of Executive’s breach of such obligations would not otherwise be readily calculable. The Company will provide written notice to Executive of such violation. Such remedy will be in addition to any other remedy to which the Company may be entitled. For the purpose hereof, “Prohibited Activities” means any (i) violation of the provisions of Section 8 hereof; (ii) inducement or attempted inducement of any employee, officer, director, sales representative, consultant or other personnel of the Company, to terminate his or her employment or breach his or her agreements with the Company; (iii) Disparagement, as defined in Section 19 hereof; or (iv) Litigation Assistance, as defined in Section 22 hereof.
     8. Confidential Information. The parties agree that the Company’s customer lists, long-range plans, budgets, acquisition strategies, procedures, operations, methods of operation, pricing, financial performance, techniques, formulas, marketing plans, contemplated product improvements or new product developments, computer software and programs, proprietary information and other data relating to aspects of its business (collectively, “Confidential Information”) are established and protected at great expense and provide the Company with substantial competitive advantage in conducting its business. The parties further agree that by virtue of Executive’s employment with the Company, he has had and has access to, and is entrusted with Confidential Information, and that the Company would suffer great loss and injury if he would disclose this information or use it to compete with the Company. Therefore, Executive agrees that he will not, directly or indirectly, either individually or as an employee, officer, agent, partner, shareholder, owner, trustee, beneficiary, co-venturer, distributor, consultant or in any other capacity, use or disclose, or cause to be used or disclosed, any Confidential Information, without the Company’s consent. The restrictions set forth in this Section will apply so long as the Confidential Information has not by legitimate means become generally known and in the public domain.
     9. Company Property. Executive agrees that, no later than the Effective Date, he will exercise best efforts to return to the Company all property of the Company in his possession, including without limitation Company credit cards, keys, security access cards, and all records, drawings, manuals, reports, files, memoranda, correspondence, financial data, vendor and customer lists, papers and documents kept or made by Executive in connection with his employment as an employee or officer of the Company, as well as any copies thereof, in whatsoever form they may. Any Company property found by the Executive after the Effective Date will be immediately returned to the Company.
     10. No Admission of Liability. It is understood and agreed that this Agreement is intended to provide for the amicable separation of Executive from employment with the Company and that neither this Agreement nor the furnishing of the consideration provided for in this Agreement will be deemed or construed at any time or for any purpose as an admission of liability by the Released Parties. Liability for any and all claims for relief is expressly denied by the Released Parties.
     11. Nondisclosure. Executive agrees not to disclose the terms of this Agreement to any person or entity, other than his spouse, attorney or accountant, without the written consent of the Company.
     12. Acknowledgment. Executive hereby acknowledges and agrees that the compensation and benefits provided for in this Agreement, including but not limited to the compensation and benefits described in subsections 2.1 through 2.10 above, are greater than those to which he is entitled by any contract, employment policy or otherwise. Executive further acknowledges that he was advised by the Company to consult with an attorney prior to executing this Agreement, and he was also advised by the Company that he had at least twenty-one (21) days within which to consider this Agreement.
     13. Governing Law and Forum. This Agreement will be governed by and construed under the laws of the State of Wisconsin without regard to its conflict-of-laws principles. Executive submits to the exclusive jurisdiction and venue of the state courts located in Milwaukee County, Wisconsin and waives any objection to such jurisdiction or venue, including any objection that Milwaukee County is an inconvenient forum.
     14. Notices. Any notice or other communication under this Agreement will be given in writing and sent by certified or registered mail, postage prepaid, or by FedEx or other overnight delivery service for next-day delivery, to the following addresses, or such other addresses as the parties shall provide in accordance with this Section 14:
(a)	If to Executive, then to: Neil G. Cracknell [address deleted]

(b)	If to the Company, then to: Mr. Stephen J. Rolfs Vice President — Administration Sensient Technologies Corporation 777 East Wisconsin Avenue Milwaukee, WI 53202-5304
     15. Severability. The provisions of this Agreement are severable. If any provision is adjudged void, unenforceable or contrary to law, it is the intention of the parties that such provision shall not thereby be terminated, but shall be deemed amended to the extent required to render it valid and enforceable, such amendment to apply only in the jurisdiction of the court which has made such adjudication. The balance of the Agreement nonetheless will remain in full force and effect; provided, however, that if Section 7 of this Agreement is adjudged void, unenforceable or contrary to law as a result of any action initiated by or on behalf of Executive, the Company will have the option either to terminate the Agreement in its entirety, in which case the Company will be entitled to the return of all payments and benefits previously paid or provided hereunder, or to require that the balance of the Agreement remain in full force and effect.
     16. Voluntary Agreement. Executive acknowledges that he has read this Agreement, that he is fully aware of its contents and its legal effect, that he understands all of its terms including the release contained in Section 4.1, that the preceding paragraphs recite the sole consideration for this Agreement, that all agreements and understandings between the parties are embodied and expressed herein, and that he has been afforded ample opportunity to consider this

Agreement and enters into this Agreement freely, knowingly and without coercion and not in reliance upon any representations or promises made by the Company or its counsel or the Released Parties, other than those contained herein.
     17. Binding Agreement. This Agreement will be binding upon and inure to the benefit of Executive’s personal or legal representatives and heirs and will be binding upon and inure to the benefit of the Company’s successors and assigns.
     18. Right to Revoke. For a period of seven (7) days following the execution of this Agreement, Executive may revoke this Agreement, and the Agreement will not become effective or enforceable until this seven (7) day revocation period has expired.
     19. No Disparagement. Executive represents and warrants that he has not heretofore made any comments to the media or to others in any form, including all internet message postings and all other written and oral media, that are disparaging, derogatory or detrimental to the good name or business reputation of any of the Released Parties (“Disparagement”). In return, the Company agrees that it will take reasonable steps to avoid any of its employees in any way disparaging the Executive.
     20. Post-Employment References. Executive will direct prospective employers seeking information concerning his employment with the Company to send their inquiries, in writing, to the attention of Mr. Douglas S. Pepper, President and Chief Operating Officer. The Company will respond only to written inquiries and, in accordance with its policy, will limit its response to Executive’s dates of employment, last position held and final rate of pay. If the Company’s response to any such inquiry is in writing, a copy of such response will be provided to Executive.
     21. No Reemployment or Reinstatement. Executive waives any right to reinstatement to employment or re-employment with the Company. Executive acknowledges and agrees that neither the Company nor any of the Released Parties has any contractual or other obligation to rehire, reemploy or recall him to employment or to otherwise accept application from or consider him for employment in the future and Executive agrees that he will not apply for employment with the Company or any Released Party.
     22. No Litigation Assistance. Executive represents and warrants that he has not provided assistance to any person in connection with any claim, lawsuit, administrative charge or other proceeding brought against any of the Released Parties (“Litigation Assistance”) and that he will not do so, unless compelled by court process. Executive represents and warrants that he is not aware of any such claim or action that has been filed or is going to be filed against the Company by any present or former employee of the Company or any other party. Executive further agrees that in the event he is served with any subpoena or other legal process that may require him to take any action prohibited by Sections 7, 8 or 11 or this Section 22, Executive will within forty-eight (48) hours give written notice of said fact to the Company, with a copy of the subpoena or other legal process, and will cooperate with the Company in any lawful effort it makes to block or limit the enforceability or scope of such subpoena or other process; provided, that notice under this Section 22 may be given by facsimile with a confirming copy by overnight mail.
     23. Headings. The headings herein are for reference purposes only and will not affect in any way the meaning and interpretation of this Agreement.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.
Sensient Technologies Corporation

By:
	Stephen J. Rolfs	Neil G. Cracknell
Vice President — Administration

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